Kohl’s Corporation Announces Early Tender Results for Cash Tender Offer

Menomonee Falls, Wis., April 16, 2018 / PRNewswire / — Kohl’s Corporation (NYSE: KSS) announced today the early tender results as of 5:00 p.m., New York City time, April 13, 2018 (the “Early Tender Deadline”) for the previously announced cash tender offer (the “Tender Offer”) for up to $300,000,000 combined aggregate principal amount (the “Maximum Amount”) of its 7.250% Debentures due 2029, 6.875% Notes due 2037, 6.000% Debentures due 2033, 4.000% Notes due 2021, 4.750% Notes due 2023 and 3.250% Notes due 2023 (collectively, the “Notes”).

The principal amount of each series of Notes that were validly tendered and not validly withdrawn in the Tender Offer as of the Early Tender Deadline is set forth in the table below.

Title of Security	CUSIP Number	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Principal Amount Tendered

7.250% Debentures due 2029	500255AF1	$99,400,000	1	57,123,000

6.875% Notes due 2037	500255AQ7	$149,998,000	2	49,136,000

6.000% Debentures due 2033	500255AN4	$166,018,000	3	53,644,000

4.000% Notes due 2021	500255AR5	$650,000,000	4	224,369,000

4.750% Notes due 2023	500255AT1	$300,000,000	5	159,945,000

3.250% Notes due 2023	500255AS3	$350,000,000	6	177,995,000

The settlement for the Notes validly tendered and not withdrawn on or before the Early Tender Deadline and accepted for purchase by Kohl’s is expected to take place on April 17, 2018 (the “Initial Settlement Date”).  Holders whose Notes are accepted for purchase will receive the consideration to be calculated at 11:00 a.m., New York City time, today by Morgan Stanley & Co., LLC, the Lead Dealer Manager, and to be announced by separate release later today.  The principal amount of each series of Notes that is purchased on the Initial Settlement Date will be determined in accordance with the acceptance priority levels and the proration procedures described in the Offer to Purchase, dated April 2, 2018 (the “Offer to Purchase”).

The Tender Offer will expire at 11:59 p.m., New York City time, on April 27, 2018, unless extended (such date and time, as the same may be extended, the “Expiration Time”).  However, as Kohl’s intends, subject to the terms and conditions of the Tender Offer, to accept for purchase the Maximum Amount of Notes on the Initial Settlement Date, further tenders of Notes prior to the Expiration Time will only be accepted for purchase if Kohl’s amends the Tender Offer to increase the Maximum Amount above the principal amount of Notes tendered as of the Early Tender Deadline.  Subject to applicable law, the Tender Offer may be amended, extended, terminated or withdrawn with respect to one or more series of Notes.

The obligation of Kohl’s to accept for purchase, and to pay for, any Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of the conditions described in the Offer to Purchase under the heading “Terms of the Tender Offer—Conditions of the Tender Offer.”

This press release is neither an offer to purchase nor a solicitation of an acceptance of securities.  No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation or sale would be unlawful.  The Tender Offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase.

Morgan Stanley & Co. LLC is serving as Lead Dealer Manager for the Tender Offer.  J.P. Morgan Securities LLC, MUFG Securities Americas Inc. and Wells Fargo Securities, LLC are serving as Co-Dealer Managers for the Tender Offer.  Questions regarding the Tender Offer may be directed to Morgan Stanley & Co. LLC at (800) 624-1808 (toll free) or (212) 761-1057 (collect).  Requests for the Offer to Purchase or the documents incorporated by reference therein may be directed to D.F. King & Co., Inc., which is acting as Tender Agent and Information Agent for the Tender Offer, at the following telephone numbers: banks and brokers, (212) 269-5550; all others toll free at (877) 478-5044 or at the following email:  kss@dfking.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements.”  Kohl’s intends forward-looking terminology such as “believes,” “anticipates,” “plans,” “may,” “intends,” “will,” “should,” “expects” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties that could cause Kohl’s actual results to differ materially from those indicated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl’s Annual Report on Form 10-K and other factors as may periodically be described in Kohl’s filings with the SEC.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer with more than 1,100 stores in 49 states.  With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s offers amazing national and exclusive brands, incredible savings and an easy shopping experience in our stores, online at Kohls.com and on Kohl’s mobile app.  Throughout its history, Kohl’s has given nearly $600 million to support communities nationwide.  For a list of store locations or to shop online, visit Kohls.com.  For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contacts

Investor Relations:

Jill Timm, (262) 703-2203, jill.timm@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

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